Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Quarterly Dividend

LAKELAND, Fla., Oct 1, 2015 - Publix Super Markets Inc. announced its board of directors declared a quarterly dividend of 20 cents per share on its common stock.

The dividend will be payable Nov. 2, 2015, either through direct deposit or mailed as a check to stockholders of record as of the close of business October 15, 2015.

Stockholders who would like to elect direct deposit of dividends should visit the Stockholder Services page at www.publix.com/stock. An online Direct Deposit Authorization for Publix Stock Dividend Form is available on this page. Stockholders should complete the online form, print and sign the form as indicated, and send it along with a voided check to Publix stockholder services.

Publix is privately owned and operated by its 177,000 employees, with 2014 sales of $30.6 billion. Currently Publix has 1,103 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 18 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###